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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☐                            Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Virginia Financial Group

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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102 S. Main Street

P.O. Box 71

Culpeper, Virginia 22701

Dear Fellow Shareholders:

You are cordially invited to attend the 2007 Annual Meeting of Shareholders of Virginia Financial Group, Inc. The meeting will be held on Monday, May 14, 2007, at 10:00 a.m. at the DoubleTree Hotel, 990 Hilton Heights, Charlottesville, Virginia. The accompanying Notice and Proxy Statement describe the matters to be presented at the meeting. Enclosed is our Annual Report to Shareholders that will be reviewed at the Annual Meeting.

Please complete, sign, date and return the enclosed proxy card as soon as possible. Whether or not you will be able to attend the Annual Meeting, it is important that your shares be represented and your vote recorded. The proxy may be revoked at any time before it is voted at the Annual Meeting.

We appreciate your continuing loyalty and support of Virginia Financial Group, Inc. and its affiliated companies.

Sincerely,

/s/ Taylor E. Gore
Taylor E. Gore
Chairman of the Board

/s/ O. R. Barham, Jr.
O. R. Barham, Jr.
President & Chief Executive Officer

April 4, 2007

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 14, 2007

To Our Shareholders:

The Annual Meeting of Shareholders of Virginia Financial Group, Inc. will be held on Monday, May 14, 2007, at 10:00 a.m. at the DoubleTree Hotel, 990 Hilton Heights, Charlottesville, Virginia, for the following purposes:

1.	To elect four (4) directors to serve until the 2010 Annual Meeting of Shareholders, or until their successors are elected and qualified;

2.	To ratify the appointment of Grant Thornton LLP, as independent registered public accountants for the fiscal year ending December 31, 2007; and

3.	To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on March 15, 2007, are entitled to notice of and to vote at, the Annual Meeting and any adjournments thereof.

By Order of the Board of Directors,

/s/ Fred D. Bowers
Fred D. Bowers
Secretary

April 4, 2007

IMPORTANT NOTICE

Please complete, sign, date and return the enclosed proxy card in the accompanying postage-paid envelope so that your shares will be represented at the meeting. Shareholders attending the meeting may personally vote on all matters which are considered in which event the signed proxies will be revoked.

VIRGINIA FINANCIAL GROUP, INC.

102 South Main Street

P.O. Box 71

Culpeper, Virginia 22701

PROXY STATEMENT FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 14, 2007

GENERAL INFORMATION

The enclosed proxy is solicited by and on behalf of the Board of Directors of Virginia Financial Group, Inc. (the “Company”) for the Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held on Monday, May 14, 2007, at 10:00 a.m. at the DoubleTree Hotel, 990 Hilton Heights, Charlottesville, Virginia, for the purposes set forth in the accompanying Notice of Annual Meeting. The approximate mailing date of this Proxy Statement and accompanying proxy is April 4, 2007.

Revocation and Voting of Proxies

Execution of a proxy will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Any shareholder who has executed and returned a proxy may revoke it at any time before the proxy is exercised by submitting a written notice of revocation or a duly executed proxy bearing a later date to the Company at its office located at 102 South Main Street, P.O. Box 71, Culpeper, Virginia 22701. Shareholders also may revoke their proxies by attending the Annual Meeting and voting in person. Proxies will extend to, and will be voted at, any properly adjourned session of the Annual Meeting. If a shareholder specifies how the proxy is to be voted with respect to any proposal for which a choice is provided, the proxy will be voted in accordance with such specifications. If a shareholder fails to specify with respect to a proposal, the proxy will be voted FOR the director nominees named in proposal 1 and FOR proposal 2, as set forth in the accompanying notice and further described herein.

Voting Rights of Shareholders

Only shareholders of record at the close of business on March 15, 2007 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. As of the close of business on the record date, 10,790,676 shares of Company common stock, par value $1.00 per share, were outstanding and entitled to vote at the Annual Meeting. The Company has no other class of stock outstanding.

Each share of Company common stock entitles the holder thereof to one vote upon each matter to be voted upon at the Annual Meeting. Shareholders of the Company are not entitled to cumulative voting rights. The presence, in person or by proxy, of a majority of the votes entitled to be cast will constitute a quorum for the transaction of business at the Annual Meeting. Shares for which the holder has elected to abstain or to withhold the proxies’ authority to vote (including broker non-votes) on a matter will count toward a quorum, but will not be included in determining the number of votes cast with respect to a matter.

With regard to the election of directors, votes may be cast in favor or withheld. If a quorum is present, the nominees receiving the greatest number of votes cast (even if less than a majority) will be elected directors; therefore, votes withheld will have no effect. The ratification of Grant Thornton LLP, as the Company’s independent registered public accountants requires the affirmative vote of a majority of the shares cast on the matter. Thus, although abstentions and broker non-votes (shares held by customers which may not be voted on certain matters because the broker has not received specific instructions from the customers) are counted for purposes of determining the presence or absence of a quorum, they are generally not counted for purposes of determining whether a proposal has been approved, and therefore have no effect.

Solicitation of Proxies

The expenses of soliciting proxies will be borne by the Company. Proxies are being solicited by mail, and also may be solicited by directors, officers and employees of the Company in person, by telephone or by mail. Officers, directors and employees of the Company will not receive special compensation for their solicitation activities. The Company may reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for their reasonable expenses in sending proxy materials to beneficial owners of Company common stock.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Independence

The Board has determined that, with the exception of Mr. Barham, each of the current directors has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company, and is independent within the meaning of the Company’s independence standards, which reflect the requirements of the NASDAQ Stock Market for director independence as currently in effect. Furthermore, the Board has determined that, with the exception of Mr. Barham who serves on the Executive Committee and the Virginia Commonwealth Trust Company Committee, each of the members of each of the Board’s committees has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company, and is independent within the meaning of the Company’s director independence standards including applicable SEC and NASDAQ Stock Market requirements as to independence for service on certain committees.

There are no family relationships among any of the Company’s directors or executive officers, and none of the directors serve as a director of any other company with a class of securities registered under Section 12 of the Securities Exchange Act of 1934. No director, executive officer or director nominee is involved in any legal proceedings that would be material to an evaluation of the ability or integrity of any director, executive officer or director nominee.

Board Structure and Committee Composition

The Board currently has 12 directors and five committees consisting of Audit and Compliance, Executive, Governance and Nominating, Personnel and Compensation and Virginia Commonwealth Trust Company, which is an affiliate of the Company. The current membership and the function of each committee are described below. During 2006, the Board held twelve regular meetings. Each director attended at least 75% of the meetings of the Board and any committees on which he or she served during 2006.

It is the belief of the Board that directors should attend all scheduled Board and committee meetings (in person or by means of an electronic conference arrangement) as well as the annual meetings of shareholders. It is Board policy that directors must attend at least 75% of scheduled meetings to be candidates for re-nomination. The Governance and Nominating Committee may make exceptions to this requirement for extenuating circumstances. Directors are encouraged to attend the annual meetings of shareholders, and all of the directors attended the 2006 Annual Meeting of Shareholders.

Name of Director	Audit and Compliance	Governance and Nominating	Personnel and Compensation	Executive	Virginia Commonwealth Trust Company
Lee S. Baker			X
O. R. Barham, Jr.				X	X
Fred D. Bowers	X		X	X
E. Page Butler		X
Gregory L. Fisher	X*	X
Taylor E. Gore				X*
Christopher M. Hallberg		X			X*
Jan S. Hoover	X				X
Martin F. Lightsey			X	X
P. William Moore, Jr.	X				X
H. Wayne Parrish			X*
Thomas F. Williams, Jr.		X*	X
Number of Meetings in Fiscal 2006	5	5	13	4	10

X = Committee member; * = Chair

Governance and Nominating Committee

The Governance and Nominating Committee operates pursuant to a written charter which was adopted by the Board of Directors and is reviewed annually. A copy of the Governance and Nominating Committee charter is available on our web site at www.vfgi.net under “Governance Documents.” In accordance with its charter, the committee consists of four board members each of whom satisfy the director independence standards of the Company.

Shareholder Nominees

The Governance and Nominating Committee is responsible for selecting those individuals to recommend to the entire Board of Directors for nomination to the Board. The committee identifies director nominees through a combination of referrals, including management, existing Board members and shareholders, and direct solicitations, where warranted. Once a potential candidate has been identified, the committee reviews the individual’s experience and background, and may discuss the proposed nominee with the source of the recommendation. If the committee believes it to be appropriate, committee members may meet with the proposed nominee before making a final determination whether to recommend the individual to the entire Board of Directors for nomination to stand for election to the Board.

Among the factors that the committee considers when evaluating proposed nominees are their independence, financial literacy, business experience, character, judgment and strategic vision. Other considerations include experience in capital markets and mergers and acquisitions. The committee may request references and additional information from a candidate prior to reaching a conclusion.

While there are no formal procedures for shareholders to submit director recommendations, the Governance and Nominating Committee will consider candidates recommended by shareholders in writing. Such written submissions should include the name, address and telephone number of the recommended candidate, along with a brief statement of the candidate’s qualifications to serve as a director. All such shareholder recommendations should be submitted to the attention of the Governance and Nominating Committee of the Board of Directors, Virginia Financial Group, Inc., 102 South Main Street, P. O. Box 71, Culpeper, Virginia 22701 and must be received by November 16, 2007 in order to be considered by the Governance and Nominating Committee for the next annual election of directors. Any candidates recommended by a shareholder will be reviewed and considered in the same manner as all other director candidates considered by the Governance and Nominating Committee based on the qualifications described above. The committee is under no obligation to formally respond to recommendations, although as a matter of practice, every effort is made to do so. The Governance and Nominating Committee received no shareholder nominations of directors for the 2007 Annual Meeting of Shareholders.

In addition, in accordance with the Company’s bylaws, any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as director(s) at an Annual Meeting if the shareholder gives written notice of his or her intent to make such nomination either by personal delivery or mail to the Secretary of the Company no less than 120 days prior to the first anniversary of the initial notice given to shareholders of record for the previous annual meeting. If the annual meeting is changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, such notice shall be required to be given not less than 90 days nor more than 120 days prior to the date set for such meeting of shareholders.

Each notice of a shareholder’s intention to make a nomination must set forth (a) the name and address of the shareholder who intends to make the nomination, and the name and address of the person to be nominated; (b) a representation that the shareholder is the owner of stock of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee for director and any other person(s) pursuant to the nomination; (d) such other information regarding the nominee proposed by the shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission (the “SEC”); and (e) the written consent of each nominee to serve as a director of the Company if so elected. These requirements are more fully described in Article III, Section 16 of the Company’s bylaws, a copy of which will be provided, without charge, to any shareholder upon written request to the Company’s Secretary. The presiding officer at the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing requirements.

Audit and Compliance Committee

The Audit and Compliance Committee is appointed by the Company’s Board of Directors to assist the Board of Directors in fulfilling its oversight responsibilities for the Company’s accounting and financial reporting processes and audits of the financial statements of the Company. The purpose of the committee is to monitor (1) the integrity of the Company’s financial statements, (2) the independence and qualifications of its independent registered public accountants, (3) the Company’s compliance with legal and regulatory requirements, (4) the performance of the Company’s internal audit function, (5) the performance of the Company’s independent registered public accountants and (6) the Company’s system of internal controls. The committee also prepares the report required by the SEC’s proxy rules, which is included herein. The Board of Directors has determined that Mrs. Hoover, Vice Chairperson of the Audit and Compliance Committee, is a “financial expert” as defined by the regulations of the SEC and is independent for audit and compliance committee purposes under the rules of the NASDAQ Stock Market for director independence as currently in effect.

The Audit and Compliance Committee operates pursuant to a written charter adopted by the Board of Directors, which is available on our website at www.vfgi.net under “Governance Documents.” The committee reviews and reassesses the charter annually and recommends any changes to the Board for approval.

Personnel and Compensation Committee

The Personnel and Compensation Committee operates pursuant to a written charter which was adopted by the Board of Directors and is reviewed annually. A copy of the Personnel and Compensation Committee charter is available on our website at www.vfgi.net under “Governance Documents.” The Committee is appointed by the Company’s Board to handle responsibilities with respect to compensation of the Company’s executive officers, senior management and directors. The committee reviews compensation plans, policies and programs of the Company and its affiliates. The committee evaluates and makes recommendations to the Board regarding compensation of the Chief Executive Officer and other executive officers of the Company. The committee evaluates and makes recommendations regarding the compensation of the directors and affiliate Board’s directors, including their compensation for services on Board committees. The committee also prepares the report required by the SEC’s proxy rules, which is included herein.

Executive Committee

The Executive Committee is appointed by the Company’s Board to handle strategic and operational responsibilities as may be delegated by the Board from time to time.

Communications with the Board

Individuals may communicate with the Board by submitting an email to the Company’s Director of Internal Audit at www.vfgi.net, who reports directly to the Board of Directors. The Director of Internal Audit, at his/her discretion, will forward communications to a specific committee or to management. A log of communications is maintained by the Director of Internal Audit, and the log is reviewed by the Audit and Compliance Committee of the Board on a regular basis.

Executive Sessions

Regularly scheduled executive sessions of the independent directors are held at least three times a year. One such meeting is a special executive session meeting, while the other two will convene as part of a regular monthly board meeting. The sessions are scheduled and chaired by the Governance and Nominating Committee. Any independent director can request that an additional executive session be scheduled.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of March 15, 2007, about the beneficial ownership of the Company’s common stock of each director, director nominee, certain executive officers and of all directors, director nominees, and executive officers of the Company as a group. To the Company’s knowledge, no shareholder of the Company owns more than 5% of the Company’s outstanding common stock.

Name	Number of Shares Beneficially Owned		Percentage of Common Stock Outstanding
Directors
Lee S. Baker	31,734	(2)	*
O.R. Barham, Jr.	67,002	(3)	*
Fred D. Bowers	13,650	(4)	*
E. Page Butler	37,421	(5)	*
Gregory L. Fisher	4,687	(9)	*
Taylor E. Gore	16,322		*
Christopher M. Hallberg	18,113		*
Jan S. Hoover	1,325		*
Martin F. Lightsey	3,075		*
P. William Moore, Jr.	16,235	(6)(7)	*
H. Wayne Parrish	15,166		*
Thomas F. Williams, Jr.	19,671	(8)	*
Non-Director Named Executive Officers
Jeffrey W. Farrar	27,465	(3)	*
James T. Huerth	6,016	(3)	*
Richard L. Saunders	2,427	(3)	*
Litz H. Van Dyke	9,031	(3)	*
All directors and executive officers as a group (16 persons)	289,340		2.7%

*	Represents less than 1% of the total outstanding shares of the Company’s common stock

(1)	For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or has or shares the power to dispose of or direct the disposition of the security, or has the right to acquire beneficial ownership of the security within 60 days presently exercisable.

(2)	Includes 25,788 shares registered in the name of Staunton Tractor, Inc., which is owned by Mr. Baker.

(3)	Includes 55,701, 21,014, 2,966, 1,527 and 5,298 shares for Messrs. Barham, Farrar, Huerth, Saunders and Van Dyke, respectively, which are subject to presently exercisable options. Also includes 358, 134, 2,450, 660 and 1,355 shares of restricted stock for Messrs. Barham, Farrar, Huerth, Saunders and Van Dyke that cannot be transferred until such shares vest.

(4)	Includes 12,150 shares registered in Mr. Bowers’ spouse’s name, as to which shares Mr. Bowers disclaims beneficial ownership.

(5)	Includes 1,898 shares that are subject to presently exercisable stock options. Also includes 10,492 shares held in the name of corporations and 578 shares held in Mr. Butler’s spouse’s name.

(6)	Includes 1,200 shares registered in Mr. Moore’s spouse’s name, as to which shares Mr. Moore disclaims beneficial ownership, and 5,250 shares registered in the name of Moore Brothers Company Incorporated, of which Mr. Moore is President.

(7)	Mr. Moore is a trustee of P.W. Moore Trust U/A, which owns 2% of the voting common stock and 100% of the nonvoting common stock of Mocomp, Inc. (“Mocomp”), which, in turn, owns 292,625 shares of the Company’s common stock. Mr. Moore also is one of five directors of Mocomp. Mr. Moore refrains from voting as a Mocomp director on any matter relating to the Company. Mr. Moore disclaims beneficial ownership of the shares of Company common stock held directly by Mocomp and indirectly by P.W. Moore Trust U/A, and none of those shares are reflected in this table.

(8)	Includes 1,122 shares registered in the name of Investors Ten Partnership, of which Mr. Williams is a general partner, and as to which shares Mr. Williams disclaims beneficial ownership.

(9)	Includes 150 shares registered in Mr. Fishers’ spouse’s name, as to which Mr. Fisher disclaims beneficial ownership.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Board of Directors of the Company is divided into three classes of directors (Class I, Class II and Class III). The term of office for the Class III directors will expire at the Annual Meeting. The first four persons in the table that follows, all of whom currently serve as Class III directors of the Company, will be nominated to serve as Class III directors. If elected, the Class III directors will serve for a term of three years until the 2010 Annual Meeting, or until their retirement or their successors are duly elected and qualify.

The persons named in the proxy will vote for the election of the nominees named below unless authority is withheld. If any of the persons named is unavailable to serve for any reason, an event that the Board of Directors does not anticipate, proxies will be voted for the remaining nominees and such other person or persons as the Board of Directors may designate. In the alternative, the Board may reduce the size of a class of directors to the number of remaining nominees, if any, for whom the proxies will be voted.

The following table sets forth certain information concerning the nominees for election at the Annual Meeting as directors, as well as certain information about the remaining Class I and Class II directors, who will continue in office after the Annual Meeting until the 2008 and 2009 Annual Meetings, respectively. The Board of Directors recommends that the shareholders vote FOR election of the directors who have been nominated.

NOMINEES FOR RE-ELECTION

CLASS III DIRECTORS

(To serve until 2010 Annual Meeting of Shareholders)

Name of Director	Age and Principal Occupation During Past Five Years
Lee S. Baker	Mr. Baker, 56, is the Owner and Manager of Staunton Tractor, Inc. in Staunton, Virginia. Mr. Baker has served as a director of the Company since 1984. (2)(3)

O. R. Barham, Jr.	Mr. Barham, 56, is President and Chief Executive Officer of the Company. Prior to January 18, 2002, he served as President and Chief Executive Officer of Virginia Commonwealth. Mr. Barham has served as a director of the Company since 1996. (1)

P. William Moore, Jr.	Mr. Moore, 65, is Chairman of Moore Brothers Co., Inc. located in Verona, Virginia. Mr. Moore has served as a director of the Company since 2001. (2)

Thomas F. Williams, Jr.	Mr. Williams, 68, is a partner in the law firm of Franklin, Williams and Cowan in Fredericksburg, Virginia. Mr. Williams has served as a director of the Company since 1988. (1)

CLASS II DIRECTORS

(Serving until 2009 Annual Meeting of Shareholders)

Name of Director	Age and Principal Occupation During Past Five Years
Fred D. Bowers	Mr. Bowers, 70, is Secretary of the Company. Mr. Bowers previously served as Executive Vice President and Chief Financial Officer of Planters Bank & Trust. Mr. Bowers has served as a director of the Company since 2001. (2)

Taylor E. Gore	Mr. Gore, 68, is Chairman of the Board of the Company. Mr. Gore previously served as Executive Vice President and General Manager of Culpeper Farmers’ Co-op, Inc., Culpeper, Virginia. Mr. Gore has served as a director of the Company since 1975. (1)

Jan S. Hoover	Mrs. Hoover, 50, is the President of Arehart Associates, Ltd., an accounting services and financial consulting company in Waynesboro, Virginia. Mrs. Hoover has served as a director of the Company since 1995. (2) (3)

H. Wayne Parrish	Mr. Parrish, 63, is Vice Chairman of the Board. Mr. Parrish has served as a director of the Company since 1988. (1)

CLASS I DIRECTORS

(Serving until 2008 Annual Meeting of Shareholders)

Name of Director	Age and Principal Occupation During Past Five Years
E. Page Butler	Mr. Butler, 59, is the President of Butler Construction of Va., Inc., a commercial construction company located in Spotsylvania, Virginia. Mr. Butler has served as a director of the Company since 1996. (1)

Gregory L. Fisher	Mr. Fisher, 57, is the President/Owner of Eddins Ford, Inc., an automobile dealership in Madison, Virginia. Mr. Fisher has served as a director of the Company since 1992. (1)

Christopher M. Hallberg	Mr. Hallberg, 57, is the President/Owner of Hallberg and O’Malley Financial Group, Inc., a financial services advisory firm located in Fredericksburg, Virginia. Mr. Hallberg has served as a director of the Company since 1988.(1)

Martin F. Lightsey	Mr. Lightsey, 64, is the Chairman of the Board of Specialty Blades, Inc., a specialty blades manufacturer in Staunton, Virginia. Mr. Lightsey has served as a director of the Company since 1995. (2) (3)

(1)	Includes term as a director of Virginia Commonwealth Financial Corporation before it became Virginia Financial Group, Inc. on January 18, 2002.

(2)	Includes term as a director of Virginia Financial Corporation before it became Virginia Financial Group, Inc. on January 18, 2002.

(3)	Includes term as a director of Planters Bank & Trust Company of Virginia before it formed Virginia Financial Corporation in 1997 as a one-bank holding company.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), directors and executive officers of the Company are required to file reports with the SEC indicating their holdings of and transactions in the Company’s equity securities. Based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that its officers and directors complied with all filing requirements under Section 16(a) during its fiscal year ended December 31, 2006.

Compensation Discussion and Analysis

General Philosophy. Our philosophy on compensation is to pay for performance that supports the Company’s business strategies and recognition of enhanced stockholder value. We balance the need to recruit and retain executives that can meet and exceed business goals with the need to motivate and reward short- and long-term performance that is in the best interest of the stockholders. We accomplish this through short-term at-risk cash incentive pay tied to annual earnings and revenue growth performance measures, and long-term equity pay programs that are aligned with overall Company strategy and long-term stock appreciation. We target base salary and benefit programs at market compensation levels that enable the Company to attract and retain competitive executive management. Targets for salary, bonus, and equity compensation, are reviewed at least annually and set as appropriate for each senior executive.

Targeted Overall Compensation. In 2004, the Personnel and Compensation Committee of the Board of Directors (the “Committee”) engaged Larry Webber, of L.R. Webber and Associates, to perform an initial executive compensation review and report to the Committee. The report included recommendations to the Committee regarding the executive compensation planning process and a comparative peer analysis for the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer’s base salary, bonus, and stock option values. In 2005 and 2006, the Committee again engaged L. R. Webber and Associates, Inc. to perform an updated comparative peer analysis of compensation of the same executive officers. From 2004 through 2006, the peer group used for this analysis has not changed substantially. The 2006 comparative peer analysis included three direct competitors, First Community Bancshares, Inc. of Bluefield, Virginia, FNB Corp. of Christiansburg, Virginia, and Union Bankshares Corp. of Bowling Green, Virginia, as well as 12 other banks based in the Mid-Atlantic with asset sizes in 2005 averaging $1.4 billion. These organizations generally recruit individuals to fill senior management positions who are similar in skills and background to those we recruit. In addition, the peer group companies had similar financial performance ratios. The 12 other peers are: ABC Bancorp, Columbia Bancorp, First Bancorp, Citizens & Northern Corp., Community Banks, Inc., Omega Financial Corp, PennRock Financial Services Corp., Pennsylvania Commerce Bancorp, Inc., Royal Bancshares of Pennsylvania, Inc., Univest Corp. of Pennsylvania, SCBT Financial Corp., and Virginia Commerce Bancorp, Inc.

This analysis covered in detail only those individuals for whom compensation information is disclosed publicly that equated to the Company’s positions of Chief Executive Officer, Chief Operating Officer, and the Chief Financial Officer. The overall compensation of the Chief Credit Officer and a subsidiary CEO, the “Affiliate Chief Executive Officer”, were not reviewed in the studies. We refer throughout this proxy statement to the officers in these five positions as the named executive officers.

Allocation among Components of Overall Compensation. Under our overall compensation structure, the typical mix of base salary, bonus and equity compensation varies depending upon level:

	Typical Base Salary	Typical Bonus Target	Typical Equity Target
Chief Executive Officer	60%	22%	18%
COO and CFO	68%	19%	13%

Those companies discussed in the peer analysis above showed on average that they provided their chief executives with base salaries of approximately 61% of overall compensation, targeted bonus opportunities of approximately 19% of overall compensation and equity compensation of approximately 20% of overall compensation. Based on this, we determined that our allocations are consistent with our overall compensation philosophy of balancing the interests of the executives and other stakeholders. The current overall allocation of compensation for the Chief Credit Officer and for the Affiliate Chief Executive Officer was determined in the course of their hiring, and is not included in the typical allocation above.

Employment Agreements. We provide executive management with employment agreements covering certain aspects of their employment. We see this as necessary for recruitment and retention of the executives, and in the best interest of the Company to reasonably ensure the continued service of the executive to the Company. The Company most recently negotiated employment agreements with the Chief Executive, Financial and Operating Officers for initial three-year terms beginning January 1, 2005 and expiring December 31, 2007, and each thereafter renews automatically for successive one-year terms unless terminated by either party with 90 days’ notice prior to the end of the initial or any successive term. The most recent employment agreements negotiated for the Chief Credit Officer and the Affiliate Chief Executive Officer have initial one-year terms beginning January 1, 2007 and ending December 31, 2007, and each renews automatically for successive one-year terms unless terminated by either party with 90 days’ notice prior to the end of the initial or any successive term. Each of the employment agreements provides for a specified minimum base pay during each year of the initial term, opportunities to earn incentive bonuses based on performance criteria set by the Board, opportunities to receive annual incentive stock options, stock appreciation rights or restricted stock awards, all determined based on the comparative methods as stated in the below discussion. The agreements also cover health insurance and other benefits, such as a car or vehicle allowance, country club dues and reimbursement for costs of attending professional meetings. These employment agreements are discussed in more detail below.

Base Salaries. We want to provide executive management with base salaries that are reasonably competitive with the “going rate” for the position, as identified in market surveys such as the peer analysis conducted by L. R. Webber and Associates. Because we value pay for performance, base salary levels beyond the peer or market minimums may be approved subject to documented levels of performance that clearly justify salaries that exceed the market. The analysis of the peer information for chief executive officer base salaries for 2005 indicated an average base salary of $319,000. This amount was adjusted upwards by 3.6% for 2006, resulting in an average of $330,000. For our Chief Executive Officer, for both 2006 and 2007 we concluded that a base salary of between $330,000 and $350,000 was appropriate in this regard.

Similarly, for the Chief Operating Officer position, we concluded that a base salary of between $200,000 to $215,000 was appropriate for both 2006 and 2007. This is based on the 2005 peer review of chief operating officer base salaries of $209,600, which adjusted upwards by 3.6% for 2006 equates to approximately $218,000 and adjusted by the same percentage for 2007 equates to approximately $224,800.

For our Chief Financial Officer, it was determined that a base salary of between $170,000 and $190,000 was appropriate for 2006 and 2007. The 2005 peer data showed an average $171,500 base salary, and adjusted as noted above for 2006 and 2007 would be approximately $179,000 and $185,000, respectively.

The base salaries for the other two named executive officers, Chief Credit Officer and Affiliate Chief Executive Officer, were not established using this process. The individuals in the Chief Credit Officer and Affiliate Chief Executive Officer positions began employment in 2004 and 2005, respectively. Their salaries were therefore based on the market conditions for recruitment.

At-Risk Cash Incentives. At the executive level, short-term cash incentive at-risk compensation is designed to reward Company performance expectations for the year, as determined by the Board of Directors and the Committee. We take into consideration industry peer performance and stockholder expectations to set appropriate performance objectives and targeted performance levels on the objectives that will earn the executives 100% of their targeted bonus. For 2006, the Board of Directors approved the Executive Incentive Plan for the Chief Executive, Operating and Financial Officers. The performance objectives were earnings growth and revenue growth, with targeted growth rate levels set at 10% each, and equal weight given to each objective.

The Company’s Chief Credit Officer and the Affiliate Chief Executive Officer were included in the Corporate Incentive Bonus Plan, also approved by the Board of Directors for 2006. The individual measurements used to determine the Affiliate Chief Executive Officer’s payout from the corporate incentive bonus pool were performance objectives in deposits, loans, net income and growth of the affiliate. The targeted award if the expected performance levels were achieved was 25% of base salary. The individual measurements used to determine the Chief Credit Officer’s payout from the plan were performance objectives related to asset quality and initiatives to further improve the compliance culture. There was no targeted award set for the Chief Credit Officer for expected performance levels. However, the 2006 Corporate Incentive Bonus Plan established a maximum payout of 30% of salary for any participant.

Consistent with our approach described above for allocating overall targeted compensation among the three components of compensation, we established the target cash incentive level for our Chief Executive Officer at $115,500 for 2006 which reflects 22% of overall targeted compensation. We targeted cash incentive levels of $57,612 and $50,120 for the Chief Operating and Financial Officers, for 2006, which reflects 19% of overall targeted compensation. For 2006, 50% of the targeted cash incentive was based on a revenue growth target of 10% over the total revenue at the end of 2005 and 50% of the targeted cash incentive was based on an earnings growth target of 10% over earnings per share (“EPS”) at the end of 2005. There was a threshold of 5% for each of these components, with no payment made at 5% or below. Total revenue grew 5.04% over year-end 2005 and EPS grew 7% over year-end 2005. Therefore, based on the plan objectives and targeted performance levels, the Chief Executive, Operating and Financial Officers each earned 21% of his targeted at-risk cash incentive. This equated to $24,246 for the CEO, $12,099 for the COO and $10,525 for the CFO.

The Chief Credit Officer earned a cash incentive payment of $10,000, which is 6.9% of his salary. This was based on the Company’s meeting 98% of its financial performance objective under the Corporate Incentive Bonus Plan, and on his individual performance in maintaining superior asset quality and leading key lending compliance initiatives. The Affiliate Chief Executive Officer’s targeted incentive payout was $48,100, which is 25% of his base salary of $192,400. He received a cash incentive payment of $10,000, which is 5% of his base salary. This was based on the affiliate Chief Executive Officer achieving 94.5% of his individual objectives.

For 2007, the Chief Credit Officer and the Affiliate Chief Executive Officer are participants in the Corporate Incentive Bonus Plan again, with the same corporate and individual performance objectives and percent of base salary targeted incentive payouts as for 2006.

With respect to the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, the current performance objectives, weightings, targets and percent of base salary targeted incentive payouts under the Executive Incentive Plan are tentatively the same for 2007 as for 2006, with EPS growth and revenue growth being the two rewarded metrics that will determine the amount of incentive pay earned by the executives participating in the plan. In designing the 2006 and 2007 performance and payout structure for the plan, it was the belief of the Committee and the Board that the combination of EPS growth and revenue growth were the measures of management’s success that were likely to create long-term shareholder value. As currently structured for 2007, the targeted growth for each of these reward parameters has been established at 10% growth over the prior (2006 actual) year. If 10% growth of either target is achieved, each executive participating in the plan would receive 100% of the respective targeted incentive compensation amount allocated to that objective. For growth rates below 5% no incentive compensation will be paid; for growth rates between 5% and 10% the executives’ compensation will be pro-rated proportionally between 0% and 100% of the targeted amount (for example, a 7.5% growth rate would earn 50% of targeted incentive payout); for performance in excess of the 10% targeted growth, the executives would receive compensation above the 100% targeted amount in the same proportion as for below-target performance. There is no maximum on incentive payouts for above-target performance (for example, 15% growth generates a 200% of targeted payout, while 20% growth would result in a payout equal to 300% of the targeted amount). The resulting reward structure of this plan is purposely intended to be highly leveraged, with executives receiving modest or no reward for results that are not likely to be reflected in significantly increased shareholder value, but with the opportunity to earn a substantial “above market” payouts for financial results that are likely to have a long-term positive influence on share price and the overall financial health of the Company. To ensure that the Executive Incentive Plan is structured to reward performance that will create the best long-term shareholder value, the Committee is currently in the process of reevaluating the 2007 metrics to determine if any changes should be made to the financial performance objectives, weightings or target levels for 2007.

At non-executive levels, the 2007 Corporate Incentive Bonus Plan compensation is designed to reward employees for meeting Company budget goals for earnings performance and their individual contribution towards the Company’s performance. This individual contribution is measured both subjectively and objectively to determine the actual incentive award granted from the corporate incentive bonus pool. The corporate incentive bonus pool is calculated based on a percentage of annual budgeted salaries, and the pool decreases where performance is below budget, dropping to zero below 93% of earnings. The pool is increased as performance is above budget, capping at 105% of budget.

Equity Compensation. The Chief Executive, Operating and Financial Officers have historically been granted equity compensation in the form of both non-qualified stock options and restricted stock from the Company’s Stock Incentive Plan. The plan requires that options be granted at an exercise price equal to not less than 100% of the fair market value of the common stock on the date of grant.

In October 2005, the Committee approved awards for the Chief Executive Officer and Chief Financial Officer consisting of stock options and eliminated the restricted stock component, based on our compensation philosophy of long-term rewards aligning with long-term performance of the Company. Our objective for no longer granting restricted stock was to focus the executive’s performance on long-term consistent stock appreciation and create a more at-risk equity pay vehicle. The model for the grants was based on what the Committee determined to be the appropriate strike price, an appropriate risk and reward curve, a targeted annual earnings growth rate of 10% and the assumption that the stock price follows earnings growth, as well as a survey of direct peers on the methods they used to value stock options. The nonqualified stock option grant of 12,675 shares made to the Chief Executive Officer in October 2005 was based on an average January 2005 closing price of $22.49, present value of $95,700.00, a $30 strike price, and a 7% compounded growth rate. The Chief Financial Officer was granted 4,583 shares of nonqualified stock options based on the same methodology. The Chief Operating Officer was not granted any shares because of the proximity to his employment grant. The Company has recently conducted an internal investigation of all its nonqualified stock option grants. The October 2005 award was the only instance whereby there was a delay between measurement date and award date. Given that the award is performance based, we concluded that any value derived would be minimal.

In 2006, we followed the same at-risk long-term philosophy of awarding the Chief Executive, Operating and Financial Officers only nonqualified options through a growth model. We also used this same valuation model for the executive grants in 2007. Our practice is to determine the total targeted intrinsic value that the executive will receive at the end of the performance period if the desired growth rate is achieved. This total targeted intrinsic value, or total option gain and compensation that we want to provide, is based on the targeted equity compensation as a percentage of base salary and of overall total compensation. We then determined a desired targeted growth rate, which is 7%, and a hurdle rate, which is the stock price growth rate that must be exceeded before the options generate any intrinsic value, which is 3%. We then set a performance period, which is 5 years, and a share price at grant. The share price at grant was approved for 2006 as an average share price for the month of January 2006. In 2007 and going forward, the Committee has determined that the share price at grant will be the closing price of the stock on the day prior to the January Board of Directors meeting when the grants are approved.

Grants were made to the Chief Executive, Operating and Financial Officers based on this model on March 2, 2006. This date was based on the Committee’s schedule of evaluating the equity compensation for the present year at the February Committee meeting, which was held on February 21, 2006. 2007 grants were made to the Chief Executive, Operating and Financial Officers based on this model on January 12, 2007. As referenced above, the Committee has determined that future executive grants will be recommended at the regular January Committee meeting, with the grant date being the business day prior to the regular January Board of Directors meeting. The 2006 and 2007 nonqualified stock option grants made to the Chief Executive Officer were 23,571 nonqualified stock options at a $28.09 exercise price and 21,691 nonqualified stock options at an exercise price of $31.65, respectively. The Chief Operating Officer was awarded 9,798 nonqualified stock options at a $28.09 exercise price and 9,005 nonqualified stock options at a $31.65 exercise price in 2006 and 2007, respectively. Finally, for 2006 and 2007, the Chief Financial Officer was awarded 8,525 nonqualified stock options at $28.09 and 7,822 at $31.65, respectively. The total intrinsic value of the awards for the Chief Executive Officer reflects the desired 30% of base salary (18.8% of total overall compensation) targeted for his long-term equity compensation. The total intrinsic value of the awards for Chief Operating and Financial Officers reflects the 20% of their base salary and 13% of their total overall compensation target for long-term equity compensation.

For the Chief Credit and Affiliate Chief Executive Officers, long-term equity compensation in the form of restricted stock and nonqualified stock options was granted as a recruiting and retention tool as a part of the discretionary allocation of restricted stock awards by the Chief Executive Officer, authorized by the Committee, as detailed below.

Beginning in 2004, the Committee has allotted the Chief Executive Officer a set number of stock options and restricted shares from the Company’s Stock Incentive Plan to award to members of management at his discretion. These are not performance shares as they are subjective in nature with no set criteria to qualify for an award. However, in general the awards are made based on the performance of the individual in the past year and the individual’s long-term value to the organization. For special grants, such as significant promotions and retention situations and new hires, the Chief Executive Officer is authorized by the Committee to grant shares as needed up to a maximum value and number of shares that equates to 20% of the individual’s base salary. For the annual grant to members of management, there is no set maximum. However, for any individual grant, the Chief Executive Officer must allocate within the set pool of authorized shares.

We typically authorize the number and types of shares for the annual grant to members of management in November, and the Chief Executive Officer generally grants these awards on the third Friday in January of the following year. The management grants were made on January 20, 2006, for 2005, and on January 19, 2007, for 2006. This timing was selected because it enables us to consider the potential recipients’ performance and their anticipated value to the Company for the upcoming year. The grant schedule for the discretionary awards to management is determined months in advance, and the proximity of any awards to earnings announcements or other market events is coincidental. Restricted stock awards granted to any management are “time based.” In order for the restricted stock to be earned, the recipient must remain employed by the Company for five years for the restricted stock to vest. Nonqualified stock option awards are granted with an exercise price equal to the closing sale price on the date of grant.

Retirement Plans. Prior to December 31, 2002, Virginia Commonwealth Financial Corporation, one of the predecessor holding companies to Virginia Financial Group, Inc. maintained a traditional defined benefit pension plan that conforms to the Employee Retirement Income Security Act of 1974 (“ERISA”). Subsequent to that time, no new participants have been added to the plan. The plan was renamed the Virginia Financial Group, Inc. Employee Retirement Plan and the rates of future benefit accruals were reduced by 25%. Of the five named executive officers, only the Chief Executive and the Chief Financial Officers are members of the Employee Retirement Plan.

The amount of benefits payable under the plan is determined by an employee’s period of credited service. The amount of normal retirement benefit will be determined based on a pension equity credit formula. The employee receives credits based on average compensation, age and years of service. The plan provides for early retirement for participants with five years of credited service and the attainment of age 55. A participant who terminates employment with two to four years of credited service will be entitled to receive 25% to 75% of the earned benefit, and with five or more years of credited service will be entitled to receive 100% of the earned benefit. The benefits are payable in single or joint/survivor annuities, as well as a lump sum payment upon retirement or separation of service. Participation in the Employee Retirement Plan is now frozen so that no employees may commence participation in the plan after December 31, 2002.

The following table shows the estimated annual benefits payable under the Employee Retirement Plan upon retirement based on the specified remuneration and years of credited service classifications, assuming continuation of the present plan and retirement at age 65 (normal retirement date):

	YEARS OF SERVICE
Average Compensation	10	15	20	25	30	35
10,000	1,003	1,355	1,619	1,816	1,963	2,072
25,000	2,508	3,388	4,048	4,540	4,907	5,179
50,000	5,017	6,776	8,096	9,080	9,813	10,358
75,000	7,525	10,164	12,144	13,621	14,720	15,537
100,000	10,033	13,552	16,192	18,161	19,627	20,716
125,000	12,542	16,941	20,240	22,701	24,534	25,895
150,000	15,050	20,329	24,288	27,241	29,440	31,074
175,000	17,559	23,717	28,336	31,781	34,347	36,253
200,000	20,067	27,105	32,383	36,321	39,254	41,432
220,000	21,070	28,460	34,003	38,138	41,217	43,504

Based on a straight life annuity assuming full benefit for a participant age 65 in 2006, and no offsets. Compensation is currently limited to $220,000 in 2007 by Internal Revenue Code (“IRC”) regulation.

In January 2003, the Company implemented an annual retirement contribution to the 401(k) plan equal to 4% of earned compensation, to replace the Employee Retirement Plan. In 2003, 2004, 2005 and 2006, this contribution was based on compensation that included miscellaneous income items such as country club dues, but excluded bonuses. The plan was amended by the Board of Directors in November 2006 to no longer include miscellaneous income items. The annual retirement contribution is only made to those employees who are not active participants in the Employee Retirement Plan. The 401(k) plan is a safe harbor 401(k) plan pursuant to which the Company matches employee contributions 100% up to the first 3% of salary contribution and 50% of the next 2% of salary contribution made per employee.

The company may also make a 1% additional discretionary retirement contribution to the 401(k) plan as determined by the Board of Directors. No additional contribution was made in 2006.

We have also instituted a supplemental retirement plan in the form of a 15% of base salary contribution to the Nonqualified Executive Deferred Compensation Plan for the Chief Executive Officer. This contribution is intended to fund a supplemental retirement benefit for the Chief Executive Officer to target a percentage of estimated retirement benefit to final pay. The Board of Directors may evaluate the need annually to provide supplemental retirement benefits to other senior executives.

The Company has supplemental retirement agreements with former affiliate executives which provide benefits payable over fifteen years, with the last such payment expected to be made in 2018.

Nonqualified Deferred Compensation. The Company maintains the Executive Deferred Compensation Plan for a select group of highly compensated and management employees. Under the terms of this plan participants may elect to defer receipt, until termination of employment, a specified future date or retirement, up to 50% of their base salary and up to 100% of their annual incentive compensation. Although the company does not make matching contributions to the plan, it may elect to make contributions as so approved by the Personnel and Compensation Committee and/or Board of Directors. The Company also may make contributions to the plan as it may from time to time so elect. This plan is a nonqualified deferred compensation plan operated in compliance with IRC Section 409A which establishes the rules under which such plans must be administered. Plan assets are the property of the Company and are intended to be used for the payment of participant benefits. Participants, however, have no rights to plan assets other than those available to any general creditor of the Company. The Company’s obligation to participants is in the form of an unfunded promise to pay future benefits.

Although participants do not own plan assets, they are allowed to select “Deemed Crediting Options” from a menu of available investment funds for the purpose of allocating gains, losses, income and expenses to participant accounts. Participation information for 2006 for each of the Named Executive Officers follows below. Payouts under this plan are made in cash.

Other Post Employment Payments. We believe that companies should provide reasonable severance benefits to employees. With respect to senior management, these severance benefits should reflect the fact that it may be difficult for employees to find comparable employment within a short period of time. They also should disentangle the Company from the former employee as soon as practicable. While it is possible to provide salary continuation to an employee during the job search process, which in some cases may be less expensive than a lump-sum severance payment, we prefer to pay a lump-sum severance payment in order to most cleanly sever the relationship as soon as practicable.

The employment agreements we executed with our senior executives provide for severance obligations of the Company for termination without “cause” or where the employee terminates employment for “good reason”. The employment agreements provide for benefits equal to (a) one year and six months of base salary in the cases of our Chief Executive, Chief Operating, Chief Financial and Chief Credit Officers, (b) one year of base salary in the case of the Affiliate Chief Executive Officers, and (c) six months of base salary in the case of an Affiliate Executive Vice-President. We also continue health and other insurance benefits for between six and 18 months corresponding to the termination benefits. The employment agreements allow for acceleration of the vesting of equity compensation upon such termination. In addition, a terminated employee is entitled to receive any benefits that he or she otherwise would have been entitled to receive under our 401(k) plan, Employee Retirement Plan and supplemental retirement plans, although those benefits are not increased or accelerated. We believe that these levels are below the general practice among comparable companies (because we pay no portion of a targeted bonus), although we have not conducted a study to confirm this.

The definition of “cause” varies among the different employment agreements with members of senior management based on the language in which the agreements were originally entered into. For most, “cause” will be deemed to exist where the individual has been convicted of a crime involving moral turpitude, has stolen from the Company, has violated his or her non-competition or confidentiality obligations, or, following a cure period, has been grossly negligent in fulfillment of his or her responsibilities. For some, “cause” will also exist where the executive has failed to perform any of the duties as required by the position without being notified in writing and given a reasonable opportunity to improve. “Good reason” generally will exist where an individual’s position or compensation has been decreased (other than as part of a company-wide compensation reduction) or where the individual has been required to relocate beyond a certain mile radius.

In order to recruit talented executive officers and other senior management, and to retain these key employees in the event of a merger or acquisition, we have granted protection for them in the event of a change in control. Further, it is our belief that the interests of stockholders will be best served if the interests of our senior management are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of shareholders.

For purposes of these benefits, a change in control is deemed to occur, in general, if (a) a shareholder or group of shareholders acquires 20% or more of the Company’s common stock, or (b) where individuals who constituted the Board of Directors cease for any reason to constitute at least a majority of such Board of Directors, or (c) the shareholders of the Company approve, or the Company otherwise consummates a merger or sale of the Company.

Relative to the overall value of the Company, these potential change in control benefits are relatively minor. The cash components of any change in control benefits are paid lump-sum and are based upon a multiple of base salary and maximum bonus (defined as the highest bonus paid or payable for the last two completed years).

In the event of a change in control, we also continue health and other insurance benefits for between one and three years corresponding to termination benefits and immediately vest all equity compensation. In addition, terminated employees would be entitled to receive any benefits that they otherwise would have been entitled to receive under our 401(k) plan, Employe Retirement Plan and supplemental retirement plan, although those benefits are not increased or accelerated. We believe that these levels of benefits are consistent with the general practice among our peers, although we have not conducted a study to confirm this.

Because of the so-called “parachute” tax imposed by Internal Revenue Code Section 280G, our change in control agreements provide an automatic reduction in the total amount of all change in control payments to an amount that is no greater than 2.99 times the base amount as defined in the IRC. All change in control benefits are subject to a “double trigger.” This means that two events must occur for benefits to be paid. The first triggering event must be a change in control as defined by the agreement and the second triggering event must be that the executive terminates his employment for “good reason” or is terminated by the Company without “cause.”

Based upon a hypothetical termination date of December 31, 2006, post employment payments for our named executive officers would have been as follows:

Post Employment Payments

Executive Benefits and Payments Upon Termination	Termination with no Change in Control					Termination upon Change in Control
	Death	Incapacity	Termination by the Company without Cause or Resignation of the Employee for Good Reason	Termination by the Company for Cause or Resignation of the Executive without Good Reason	Retirement	Death	Incapacity	Termination by the Company without Cause or Resignation of the Employee for Good Reason	Termination by the Company for Cause or Resignation of the Executive without Good Reason	Resignation of the Executive for Other than Good Reason including Retirement
Chief Executive Officer - O. R. Barham, Jr.
Compensation:
Base Salary	82,500	38,077	495,000			82,500	82,500	986,700
Annual Incentive						24,256	24,256	701,102		24,256
Long Term Incentive
Vesting of unvested Stock Options			57,164		57,164	57,164	57,164	57,164	57,164	57,164
Vesting of unvested Restricted Stock			10,020		10,020	10,020	10,020	10,020	10,020	10,020
Benefits and Perquisites:
Medical Insurance			8,442			16,884	16,884	16,884
Dental Insurance
Long Term Disability			1,134					2,268
Group Term Life Insurance			2,055				4,110	4,110
Nonqualified Deferred Compensation
Total Value	82,500	38,077	573,815		67,184	190,824	194,934	1,778,248	67,184	91,440
Chief Financial Officer - Jeffrey W. Farrar
Compensation:
Base Salary	44,750	20,654	268,500		N.A.	44,750	44,750	535,210
Annual Incentive					N.A.	10,525	10,525	304,179		10,525
Long Term Incentive
Vesting of unvested Stock Options			20,370		N.A.	20,370	20,370	20,370	20,370	20,370
Vesting of unvested Restricted Stock			3,751		N.A.	3,751	3,751	3,751	3,751	3,751
Benefits and Perquisites:
Medical Insurance			7,740		N.A.	15,480	15,480	15,480
Dental Insurance					N.A.
Long Term Disability			649		N.A.			1,297
Group Term Life Insurance			1,115		N.A.		2,230	2,230
Nonqualified Deferred Compensation					N.A.
Total Value	44,750	20,654	302,125		N.A.	94,876	97,106	882,517	24,121	34,646
Chief Operating Officer - Litz H. Van Dyke
Compensation:
Base Salary	51,440	23,741	308,637		N.A.	51,440	51,440	535,210
Annual Incentive					N.A.	12,099	12,099	349,547		12,099
Long Term Incentive
Vesting of unvested Stock Options			23,084		N.A.	23,084	23,084	23,084	23,084	23,084
Vesting of unvested Restricted Stock			37,926		N.A.	37,926	37,926	37,926	37,926	37,926
Benefits and Perquisites:
Medical Insurance			7,704		N.A.	15,408	15,408	15,408
Dental Insurance			324		N.A.	648	648	648
Long Term Disability			746		N.A.			1,491
Group Term Life Insurance			1,283		N.A.		2,566	2,566
Nonqualified Deferred Compensation					N.A.
Total Value	51,440	23,741	379,704		N.A.	140,605	143,171	965,881	61,010	73,109
President and CEO Planters Bank and Trust - James T. Huerth
Compensation:
Base Salary	48,100	22,200	192,400		N.A.	48,100	48,100	384,800
Annual Incentive					N.A.	10,000	10,000	102,500		10,000
Long Term Incentive
Vesting of unvested Stock Options					N.A.
Vesting of unvested Restricted Stock			50,382		N.A.	50,382	50,382	50,382	50,382	50,382
Benefits and Perquisites:
Medical Insurance			5,160		N.A.	10,320	10,320	10,320
Dental Insurance			216		N.A.	432	432	432
Long Term Disability			462		N.A.			925
Group Term Life Insurance			801		N.A.		1,602	1,602
Nonqualified Deferred Compensation					N.A.
Total Value	48,100	22,200	249,421		N.A.	119,234	120,836	550,961	50,382	60,382
Executive Vice President and Chief Credit Officer - Richard L. Saunders
Compensation:
Base Salary	36,140	16,680	216,840		N.A.	36,140	36,140	289,120
Annual Incentive					N.A.	10,000	10,000	36,000		10,000
Long Term Incentive
Vesting of unvested Stock Options			15,304		N.A.	15,304	15,304	15,304	15,304	15,304
Vesting of unvested Restricted Stock			23,512		N.A.	23,512	23,512	23,512	23,512	23,512
Benefits and Perquisites:
Medical Insurance			6,786		N.A.	9,048	9,048	9,048
Dental Insurance			324		N.A.	432	432	432
Long Term Disability			521		N.A.			695
Group Term Life Insurance			903		N.A.		1,204	1,204
Nonqualified Deferred Compensation					N.A.
Total Value	36,140	16,680	264,190		N.A.	94,436	95,640	375,315	38,816	48,816

Perquisites and Other Benefits. We annually review the perquisites that our Chief Executive, Operating, Financial and Credit Officers, Affiliate Chief Executive Officers and other members of senior management receive. The primary perquisites for the executive officers and of some members of senior management are the payment of the initiation fee and annual dues for one or more golf or social clubs (depending on geography and market responsibilities), and the personal use of a Company car or monthly car allowance. We want to encourage our senior management to belong to a golf or social club so that they have an appropriate entertainment forum for customers and appropriate interaction with people in their communities. In addition, the senior managers must travel frequently for business within the territory of the Company, which included 17 Virginia counties in 2006.

Senior management also participates in the Company’s other benefit plans on the same terms as other employees. These plans include medical and dental insurance, life insurance, relocation benefits, and discounts on the Company’s products.

Board Process. The Committee reviews, with input from the Board, the performance and compensation of the Chief Executive Officer and requests the Chief Executive Officer to review and report to the Committee on the performance and any additional compensation needs of the Chief Operating and Financial Officers. For the remaining executive officers and senior management, the Chief Executive Officer and the Director of Human Resources make recommendations to the Committee that generally, with minor adjustments, are approved. With respect to equity compensation awarded to others, the Committee grants restricted stock and stock options, generally based upon the recommendation of the Chief Executive Officer, and has delegated option granting authority and restricted stock option authority to the Chief Executive Officer within a set amount of 20% of the individual’s base salary. With respect to employment and change of control agreements, the Committee has authorized the Chief Executive Officer to execute such agreements within the defined parameters that the Committee approved based on the individuals position with the Company. The Personnel and Compensation Committee conducts regular and ongoing reviews of its compensation philosophy and corresponding executive compensation program, to ensure that it was aligned effectively with Company strategy, and reports its findings and recommendations to the Board.

Summary of Cash and Certain Other Compensation

The following table shows the cash and other compensation earned by O. R. Barham, Jr., President and Chief Executive Officer, Jeffrey W. Farrar, Executive Vice President and Chief Financial Officer, Litz H. Van Dyke, Executive Vice President and Chief Operating Officer, Richard L. Saunders, Chief Credit Officer of Virginia Financial Group, Inc. and James T. Huerth, President & CEO of Planters Bank & Trust Company during 2006, 2005, and 2004.

Summary Compensation Table

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)	All Other Compensation(6)	Total
O. R. Barham, Jr.	2006	$330,000		9,690	$86,047	$24,256	$21,204	$73,529	$544,726
President/Chief Executive Officer
Jeffrey W. Farrar	2006	$179,000		7,681	$30,951	$10,525	$18,159	$31,224	$277,540
Executive Vice President/CFO
Litz H. Van Dyke	2006	$205,758		3,156	$21,939	$12,099		$39,837	$282,789
Executive Vice President/COO
James T. Huerth	2006	$191,102		2,455	$6,173	$10,000		$20,857	$230,587
President and CEO
Planters Bank and Trust
Richard L. Saunders	2006	$143,585	$10,000	2,444	$4,393			$18,052	$178,474
Chief Credit Officer

(1)	The amounts shown represent actual base salary earned in 2006 including any amounts that may have been deferred into the 401(k) plan or Executive Deferred Compensation Plan. The salaries shown for Messrs. Barham, Farrar and Van Dyke represent the annual base salary rate in effect for the entire 2006 calendar year. With respect to Messrs. Huerth and Saunders, because their salary reviews occur in March, the amounts above do not reflect their base salary rates in effect at a given point in time. In March 2006 Mr. Huerth’s January 1, 2006 base salary rate was increased from $185,000 to $192,400 and Mr. Saunders’ was increased from $139,000 to 144,560. These rates remained in effect for the remainder of calendar year 2006.

(2)	Mr. Saunders received a $10,000 (6.9% of current salary) award under the Corporate Incentive Bonus Plan. This award does not meet the necessary criteria for inclusion in the table as an award under a Non-Equity Incentive Plan as a significant portion of the award resulted from a subjective assessment of his performance during the year and not specific pre-established goals and objectives.

(3)	Amounts reflect 2006 compensation expense for grants made during and prior to 2006. The annual expense for these grants is based on recording the required expense over their vesting period. Assumptions used in the calculation of these amounts are included in Note 1 to the Company’s audited financial statements for the year end December 1, 2006 included in the Form 10-K filed with the SEC on March 14, 2007. Vesting occurs over a fixed period of time and is not subject to performance related acceleration.

(4)	Messrs Barham, Farrar and Van Dyke participate in the Executive Incentive Plan described in the Compensation Discussion and Analysis. The amounts reported in this column for these individuals represent awards earned under the plan in 2006. In 2006, Mr. Huerth participated in the Corporate Incentive Bonus Plan and earned a $10,000 award as described in the Compensation Discussion and Analysis.

(5)	Messrs. Barham and Farrar are participants in the Employee Retirement Plan which is described above. Because this plan was closed to new participants after December 31, 2002, Messrs. Van Dyke, Huerth and Saunders do not participate in this plan as they were first employed by the Company after that date. In 2006 the value of pension benefits for Messrs. Barham and Farrar increased by $21,204 and $18,159, respectively.

(6)	Amounts shown in the “All Other Compensation” column are detailed below:

	Benefit Plans					Perquisites			Total
Named Executive Officer	Incremental Cost of BOLI(1)	Premiums on Taxable Long Term Disability Plan(2)	Company Match on 401(k) Savings Plan(3)	Company 401(k) Plan Contribution(4)	Company Contribution to Nonqualified Executive Deferred Compensation Plans(5)	Country Club Dues(6)	Automobile Allowance(6)	Reimbursement under Corporate Relocation Policy(7)
O. R. Barham, Jr.	$14,600	$812	$8,617		$49,500				$73,529
Jeffrey W. Farrar	$5,714	$468	$7,156					$17,886	$31,224
Litz H. Van Dyke	$5,263	$539	$8,240	$8,240		$8,894	$8,661		$39,837
James T. Huerth	$5,357	$501	$7,645	$7,354					$20,857
Richard L. Saunders	$5,556	$376	$5,740	$6,380					$18,052

(1)	In 2006 the Company purchased, after receiving employee consent, whole life insurance policies on 78 of its management employees. Through a split dollar arrangement covered employees received the right to direct a portion of the policy death benefits to beneficiaries of their choice. This column displays the incremental cost of the Company’s premium based on the assumption that this is compensation for the named executive officers.

(2)	The Company provides basic long term disability coverage to its full time employees. The amount of the premium is added to the employees’ compensation to provide for tax free benefits under the plan. This column reflects the 2006 premiums for the named executive officers.

(3)	The Company matches 100% of the first 3% of compensation deferred into the 401(k) plan and 50% of the next 2% deferred. This column reflects matching contributions for the named executive officers for 2006.

(4)	In addition to matching employee deferrals, in 2006 the Company contributed, to all participants who are not also participants in the Employee Retirement Plan, a profit sharing contribution equal to 4% of their plan eligible compensation. Messrs. Barham and Farrar did not receive this contribution because they participate in the Employee Retirement Plan. This column reflects the contributions made for the remaining other named executive officers.

(5)	In 2006 the Company contributed $49,500 on Mr. Barham’s behalf to the Executive Deferred Compensation Plan in accordance with his employment agreement.

(6)	The Company pays Mr. Van Dyke’s country club membership dues and also provides him with an automobile allowance. These columns reflect the amounts of these perquisites. None of the other named executives received perquisites that, when aggregated exceed $10,000 in value.

(7)	In contemplation of relocating its headquarters, the Company relocated Mr. Farrar’s primary office to Charlottesville. In conjunction with this relocation, Mr. Farrar and his family relocated to Charlottesville. The amount shown in this column reflects all amounts paid by the Company on behalf of Mr. Farrar under its corporate relocation policy. In addition to the amount reported here, pursuant to the Company’s relocation policy as discussed under “Certain Relationships and Related Transactions”, the Company purchased Mr. Farrar’s former residence.

The following table summarizes certain information with respect to non-equity incentive compensation and stock option and restricted stock awards granted to the named executive officers for the year ended December 31, 2006, and with respect to the non-equity incentive compensation reflects the amounts that could have been paid under each such award.

Grants of Plan-Based Awards Table for 2006

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards				Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)
Name	Threshold ($)	Target ($) (1)	Maximum ($) (2)	Grant Date	Threshold	Target	Maximum
O. R. Barham, Jr.	5,996	119,700	N/A	3/2/2006	N/A	N/A	N/A	N/A	23,571	28.09
Jeffrey W. Farrar	2,596	51,800	N/A	3/2/2006	N/A	N/A	N/A	N/A	8,525	28.09
Litz H. Van Dyke	2,988	59,629	N/A	3/2/2006	N/A	N/A	N/A	N/A	9,798	28.09
Richard L. Saunders	N/A	N/A	43,368	1/20/2006	N/A	N/A	N/A	600	N/A	N/A
James T. Huerth	4,810	40,885	57,720	1/20/2006	N/A	N/A	N/A	1,500	N/A	N/A

(1)	Target awards for Mssrs. Barham, Farrar and Van Dyke were 35% and 28% of salary, respectively. Mr. Saunders had no targeted award percentage of base salary and Mr. Huerth had a 25% of base salary targeted.

(2)	Mssrs. Barham, Farrar and Van Dyke had no maximum award. Mssrs. Saunders and Huerth had maximum awards of 30% based on the Corporate Incentive Bonus Plan.

(3)	Cumulative dividends are paid upon Restricted Stock vesting . These shares vest in 1/5 installments through 2011.

The following table includes certain information with respect to all previously awarded unexercised options and unvested restricted stock awards held by the named executive officers at December 31, 2006.

Outstanding Equity Awards At Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exerciseable	Number of Securities Underlying Unexercised Options (#) Unexerciseable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
O. R. Barham, Jr.	20,775	—	—	9.73	3/14/2010	359	10,048	—	—
	8,520	2,130	—	21.87	12/1/2012
	4,900	3,266	—	19.72	4/14/2013
	2,745	4,113	—	23.83	1/21/2014
	12,675	—	—	30.00	10/11/2015
	—	23,571	—	28.09	3/1/2016
Jeffrey W. Farrar	8,484	—	—	9.73	3/14/2010	134	3,751	—	—
	3,000	750	—	21.87	12/1/2012
	1,701	1,134	—	19.72	4/14/2013
	1,028	1,539	—	23.83	1/21/2014
	4,583	—	—	30.00	10/11/2015
	—	8,525	—	28.09	3/1/2016
Litz H. Van Dyke	1,454	2,179	—	21.92	10/7/2014	1,355	37,926	—	—
	511	2,045	—	23.17	7/14/2015
	—	9,798	—	28.09	3/1/2016
Richard L. Saunders	1,528	2,290	—	21.31	10/21/2014	840	23,512	—	—
James T. Huerth	2,966	—	—	24.64	1/2/2015	1,800	50,382	—	—

The following table provides information regarding the value realized by our named executive officers with respect to restricted stock that vested during 2006. None of our named executive officers exercised stock options during 2006.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
O. R. Barham, Jr.	—	—	762	19,420
Jeffrey W. Farrar	—	—	275	6,999
Litz H. Van Dyke	—	—	620	16,055
Richard L. Saunders	—	—	60	1,480

The following table shows the present value of accumulated benefits payable to the two named executive officers who participate in the Employee Retirement Plan, including the number of years of service credited to each under the plan, which is described in more detail in the “Compensation Discussion and Analysis” on page 12. Messrs. Van Dyke, Saunders and Huerth are not eligible to participate in the plan.

Pension Benefits Table for 2006

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year
O. R. Barham, Jr.	Employee Retirement Plan	14	214,866	—
Jeffrey W. Farrar	Employee Retirement Plan	11	93,118	—

The following table summarizes each named executive officer’s compensation under the Executive Deferred Compensation Plan described in more detail in the “Compensation Discussion and Analysis” on page 13.

Nonqualified Deferred Compensation for 2006 (1)

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
O. R. Barham, Jr.		49,500	70,154		544,310
Jeffrey W. Farrar	49,106		5,158		131,984
Litz H. Van Dyke
Richard L. Saunders	16,623		(271)		16,352
James T. Huerth	102,140		4,549		136,928

(1)	Participation information for 2006 for each of the named executive officers in the Executive Deferred Compensation Plan follows.

O. R. Barham, Jr. - In 2006 the Company contributed, in accordance with Mr. Barham’s employment agreement, an amount equal to 15% of his annual base salary rate ($49,500) to the plan. This contribution on Mr. Barham’s behalf was in lieu of the establishment of a nonqualified defined benefit supplemental retirement plan. Amounts contributed prior to 2005 and the earnings thereon will be payable to Mr. Barham upon his retirement either in a lump sum or in annual installments for a period of up to 15 years beginning as soon as practical following his retirement but in no event earlier than 6 months after the date he retires.

Of the amount shown in the Aggregate Balance column of the table, $134,169 represents Company contributions made to Mr. Barham’s deferred compensation plan account from calendar year 1997 through 2005 which were previously reported in the Summary Compensation Tables for the proxy statements covering those years.

Jeffrey W. Farrar - In 2005, Mr. Farrar elected to defer receipt of 50% of his 2005 annual incentive award under the Company’s Executive Incentive Plan. This amount, $49,106, represents Mr. Farrar’s total 2006 contribution to the plan as shown in the table above. Of the amount shown in the Aggregate Balance column of the table, $115,506 represents deferrals of base salary and incentive payments made prior to 2006. These amounts were included in the salary and bonus information reported in the Summary Compensation Table in previous proxy statements.

Litz H. Van Dyke - Mr. Van Dyke does not yet participate in the plan.

James T. Huerth - In 2006 Mr. Huerth deferred $59,428 of his base salary and $42,712 of his annual incentive (100% less applicable employment taxes) into the plan. Of the amount shown in the Executive Contributions in Last FY column of the table, $57,293 represents the portion of Mr. Huerth’s 2006 base salary deferred based on his prior election with respect thereto and the remaining amount represents the deferral of his 2005 Corporate Incentive Bonus Plan award which otherwise would have been first payable to him in 2006. The $57,293 deferred with respect to Mr. Huerth’s 2006 base salary is included in the Salary column of the Summary Compensation Table. Prior to 2006, Mr. Huerth had deferred base salary totaling $32,019, all in 2005, which also is included in the Aggregate Balance column. This amount was not previously reported as Mr. Huerth has not previously been a named executive officer.

Richard L. Saunders - In 2005, consistent with the requirements of IRC 409(a), Mr. Saunders elected to defer receipt of his entire 2005 award under the Company Incentive Plan. This amount, $16, 623, represents Mr. Saunders’ total 2006 contribution to the plan as shown in the table above and is included in the amount shown in the Aggregate Balance.

Compensation of Directors

Currently, non-employee directors of the Company receive a monthly fee of $1,000 and an additional $500 for each monthly Board meeting they attend. All directors, with the exception of Mr. Barham, receive a fee of $200 for each meeting of a committee on which the director serves and an additional fee of $400 for attendance at such meeting. If a committee meeting is held on the same day as the monthly Board meeting, directors receive a committee meeting fee of $200 and an additional $300 for attendance at such meeting. Directors receive $300 for participating in conference calls. Typically director compensation is recommended by the Performance and Compensation Committee and reviewed by the full Board of Directors at the Board meeting held immediately after the Annual Meeting to determine if any adjustment should be made to director compensation levels.

The Company has a Nonqualified Directors Deferred Compensation Plan. This plan allows for the deferral of pre-tax income associated with payment of director fees. Directors may elect to defer all or a portion of their annual directors fees under this plan. If so elected, monthly board fees are contributed directly to a trust with various investment options, and are held until such time as the director is entitled to receive a distribution.

Non-employee directors are eligible to receive stock options and restricted stock awards under the Company’s Stock Incentive Plan. No stock or option awards have been made to non-employee directors to date.

The following table provides compensation information for the year ended December 31, 2006 for each non-employee member of our Board of Directors.

Director Compensation for 2006

Name (1)	Fees Earned or Paid in Cash (2)	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Lee S. Baker	$23,400	—	—	—	—	—	$23,400
Fred D. Bowers	$28,100	—	—	—	—	—	$28,100
E. Page Butler	$18,800	—	—	—	—	—	$18,800
Gregory L. Fisher	$22,900	—	—	—	—	—	$22,900
Taylor E. Gore	$32,600	—	—	—	—	—	$32,600
Christopher M. Hallberg	$19,300	—	—	—	—	—	$19,300
Jan S. Hoover	$22,000	—	—	—	—	—	$22,000
Martin F. Lightsey	$24,800	—	—	—	—	—	$24,800
P. William Moore, Jr.	$21,000	—	—	—	—	—	$21,000
H. Wayne Parrish	$26,000	—	—	—	—	—	$26,000
Thomas F. Williams, Jr.	$25,900	—	—	—	—	—	$25,900

(1)	Compensation for our Chief Executive Officer is included in the Summary Compensation Table on page 16.

(2)	Includes any amounts deferred into the Nonqualified Directors Deferred Compensation Plan .

At its June 2006 meeting, the Board of Directors approved a new Director Compensation Plan for implementation in 2007. The plan will be implemented effective April 1, 2007.

Under the new plan Board and Committee, basic director compensation will be paid in the form of annual retainers. In addition, directors will be eligible to receive incentive compensation in the form of nonqualified stock option grants if the Company meets its annual performance goals.

Unlike the current board compensation structure which paid directors for board service plus an additional amount for meeting attendance, the new plan consists of a single fixed amount retainer for Board and Committee membership. The retainer amounts have been designed to provide approximately the same compensation opportunity as exists in the current plan. Meeting attendance requirements, although no longer part of the compensation plan, remain in effect.

Board members may receive additional compensation when the Company meets pre-established annual performance goals. This compensation will be in the form of nonqualified performance stock options with an indexed strike price and five year cliff vesting, subject to earlier vesting for death, disability or a change in control. No incentive will be earned for Company performance below a threshold level and the maximum amount of incentive compensation that may be earned under the plan is equal to 37.5% of a director’s annual Board retainer.

Certain Relationships and Related Transactions

Pursuant to our code of ethics for employees as well as our Directors Code of Professional Conduct, all directors and employees (including our named executive officers) who have, or whose immediate family members have, any direct or indirect financial or other participation in any business that competes with, supplies goods or services to, or is a customer of the Company or the Banks, are required to disclose to us prior to transacting such business. Our directors and employees are expected to make reasoned and impartial decisions in the work-place. As a result, approval of the business is denied if we believe that the director’s or employee’s interest in such business could influence decisions relative to our business, or have the potential to adversely affect our business or the objective performance of the director’s function or employee’s work. Our Audit and Compliance Committee implements our code of ethics and related policies, and the Governance and Nominating Committee of our Board is responsible for overseeing our Directors Code of Professional Conduct.

As of December 31, 2006, borrowings from the Company and its affiliates by all policy-making officers, directors, their immediate families, and affiliated companies in which they are shareholders amounted to approximately $14.8 million. This amount represented 9.85% of the total equity capital and .9% of the total assets of the Company as of December 31, 2006. These loans were made in the ordinary course of the Company’s business, on the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with others, and do not involve greater than normal risks of collectibility. The Company expects to have similar banking transactions with directors, officers, principal shareholders and their associates in the future.

During 2006, the Company paid $8,200 to Mr. Parrish for appraisal services he provided and $1,628 to a law firm in which Mr. Williams is a partner for legal services.

See “Personnel and Compensation Committee Interlocks and Insider Participation” for information relating to Mr. Williams’ relationship to the Company.

In contemplation of relocating its headquarters, the Company relocated the Chief Financial Officer’s primary office to Charlottesville. In accordance with the Company’s relocation policy, the Company purchased the former residence of this executive. The value was calculated by taking the average of two independent market analyses obtained, and discounted this average by 5% to arrive at a purchase price of $537,000. The Company intends to sell the house during 2007 and expects to recoup the purchase price.

Personnel and Compensation Committee Interlocks and Insider Participation

No member of the Board’s Personnel and Compensation Committee serves or has served as an officer or employee of the Company or any of its affiliates. No member of the Board’s Personnel and Compensation Committee has participated in the Company’s employee benefit plans, or was at any time within one year prior to his appointment eligible to participate in such plans. During 2006, the Company paid $1,628 for legal services to the firm of Franklin, Williams and Cowan, of which Mr. Williams is a partner. The Company anticipates that the firm will continue to provide legal services to the Company in 2007.

Personnel and Compensation Committee Report

The Personnel and Compensation Committee has reviewed and discussed the CD&A with management. Based on the review and discussions, the Personnel and Compensation Committee recommended to the Board that the CD&A be included in the Company’s Form 10-K and proxy statement.

The undersigned members of the Personnel and Compensation Committee have submitted this Report to the Board of Directors.

H. Wayne Parrish, Chair

Lee S. Baker

Fred D. Bowers

Martin F. Lightsey

Thomas F. Williams, Jr.

Securities Authorized for Issuance under Equity Compensation Plans

The table that follows sets forth information as of December 31, 2006 with respect to certain compensation plans under which equity securities of the Company are authorized for issuance.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding ooptions, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (c)
Equity compensation plans approved by shareholders (1)	193,616	$21.17	401,284
Equity compensation plans not approved by shareholders	-0-	-0-	-0-
Total	193,616	$21.17	401,284

(1)	Company Stock Incentive Plan.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit and Non-Audit Fees

The following table presents fees billed, and expected to be billed, for professional audit services rendered by Grant Thornton LLP for the audit of the Company’s annual financial statements for the year ended December 31, 2006 and Yount, Hyde & Barbour, P.C. for the audit of the Company’s annual financial statements for the year ended December 31, 2005. Grant Thornton LLP was first engaged by the Company during 2006. All such audit and non-audit services were pre-approved by the Audit and Compliance Committee, which concluded that the provision of such services by each of Grant Thornton LLP and Yount, Hyde & Barbour, P.C. was compatible with the maintenance of each firm’s independence in the conduct of their auditing functions.

Year ended December 31	2005 (YHB)	2006 (GT)
Audit Fees	$120,925	$199,500
Audit Related Fees (1)	54,637	—
Tax Fees (2)	7,875	25,000
All Other Fees	—	—

Total	$183,437	$224,500

(1)	Audit Related Fees consist of assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. This category includes fees related to the performance of audits and attest services not required by statute or regulations, audits of the Company’s benefit plans, due diligence related to mergers, acquisitions, and investments, additional revenue and license compliance procedures related to performance of the review or audit of the Company’s financial statements, and accounting consultations regarding the application of GAAP to proposed transactions.

(2)	Tax Fees consist of the fees billed for professional services rendered by Yount, Hyde & Barbour, P.C. and expected to be billed for professional services from Grant Thornton LLP for tax compliance, tax advice, and tax planning.

Audit and Compliance Committee Pre-Approval Policy

The Audit and Compliance Committee is responsible for the appointment, compensation and oversight of the work performed by the Company’s independent registered public accountants. The Audit and Compliance Committee, or a designated member of the committee, must pre-approve all audit (including audit-related) and non-audit services performed by the independent registered public accountants in order to ensure that the provisions of such services does not impair the independent registered public accountant’s independence. Any interim pre-approval of permitted non-audit services is required to be reported to the Audit and Compliance Committee at its next scheduled meeting. The Audit and Compliance Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accountants to management.

Audit and Compliance Committee Report

The Audit and Compliance Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of the Company’s financial statements, compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, the performance of the internal audit function and independent auditors, and risk assessment and risk management. The committee manages the Company’s relationship with its independent registered public accountants (who report directly to the Audit and Compliance Committee). The committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the committee deems necessary to carry out its duties and receive appropriate funding, as determined by the committee, from the Company for such advice and assistance. All members of the Audit and Compliance Committee satisfy the independence and financial literacy requirements for audit committee membership of the NASDAQ Stock Market. In addition, at least one member of the Audit and Compliance Committee has past employment experience in finance or accounting or comparable experience which results in the individual’s financial sophistication.

The Company’s management has primary responsibility for the Company’s financial reporting process and for preparing the Company’s financial statements. Grant Thornton LLP, the Company’s independent registered public accountants, are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States.

In fulfilling its oversight responsibilities for 2006, the Audit and Compliance Committee hereby reports as follows:

1.	The committee has reviewed and discussed the audited financial statements with the Company’s management.

2.	The committee has discussed with the independent registered public accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU 380), as modified or supplemented.

3.	The committee has received the written disclosures and the letter from the independent registered public accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No.1, “Independence Discussions with Audit Committee”) and has discussed with the independent registered public accountants the independent registered public accountants’ independence.

4.	Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit and Compliance Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission.

The undersigned members of the Audit and Compliance Committee have submitted this Report to the Board of Directors.

Gregory L. Fisher, Chair

Jan S. Hoover, Vice Chair

Fred D. Bowers

P. William Moore, Jr.

Change in Independent Registered Public Accountant

On August 25, 2006, based upon the determination and approval of its Audit and Compliance Committee, the Company terminated the engagement of Yount, Hyde & Barbour, P.C. (“YHB”) as its independent auditors and on September 19, 2006 engaged Grant Thornton LLP as its principal accountants for the fiscal year ended December 31, 2006.

During the Company’s two fiscal years ended December 31, 2005, and during the subsequent interim period through August 25, 2006, there was no disagreement between the Company and YHB on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to YHB’s satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with its reports on the Company’s consolidated financial statements for 2004 or 2005. The audit reports of YHB on the Company’s consolidated financial statements as of and for the two fiscal years ended December 31, 2005 did not contain any adverse opinion or disclaimer of opinion, nor were these opinions qualified or modified as to uncertainty, audit scope or accounting principles. There were no reportable events (as defined in Item 304(a)(1)(iv) of Regulation S-K) during the two fiscal years ended December 31, 2005 or subsequent interim period through August 25, 2006.

The Company provided YHB with a copy of the above disclosures, also set forth in the Company’s current report on Form 8-K field with the SEC on August 30, 2006, and requested that they furnish us with letters addressed to the SEC stating whether they agreed with the above statements and, if not, stating the respects in which they did not agree. YHB’s letter stating its agreement with the above statements was field as an exhibit to the Form 8-K.

During the Company’s two fiscal years ended December 31, 2005, and during the subsequent interim period through August 25, 2006, the Company did not consult with Grant Thornton LLP regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit and Compliance Committee has appointed Grant Thornton LLP as the independent registered public accountants for the Company for the fiscal year ending December 31, 2007. Grant Thornton LLP rendered audit services to the Company during 2006. These services consisted primarily of the examination and audit of the Company’s financial statements, tax reporting assistance, and other audit and accounting matters. Representatives of Grant Thornton LLP are expected to attend the Annual Meeting and will have the opportunity to make a statement and to answer questions if they desire to do so. The Board of Directors recommends that the shareholders vote FOR the ratification of the appointment of Grant Thornton LLP.

2008 ANNUAL MEETING OF SHAREHOLDERS

If any shareholder intends to propose a matter for consideration at the Company’s 2008 Annual Meeting (other than a director nomination), notice of the proposal must be received in writing by the Company’s Secretary by January 30, 2008. If any shareholder intends to present a proposal to be considered for inclusion in the Company’s proxy materials in connection with the 2008 Annual Meeting, the proposal must be in proper form and must be received by the Company’s Secretary at its office at 102 South Main Street, P.O. Box 71, Culpeper, Virginia 22701 on or before December 6, 2007.

In addition, the proxy solicited by the Board of Directors for the 2008 Annual Meeting will confer discretionary authority to vote on any shareholder proposal presented at the meeting if the Company has not received notice of such proposal by December 6, 2008, in writing delivered to the Company’s Secretary.

ANNUAL REPORTS TO SHAREHOLDERS

The Company’s Annual Report to Shareholders for the year ended December 31, 2006, which includes the Company’s audited financial statements prepared in conformity with generally accepted accounting principles, is included herein. A copy of the Company’s Annual Report on Form 10-K filed with the SEC will be sent, without charge, to any shareholder upon written request to: Lee M. Kerns, Administrative Assistant, at 102 South Main Street, P. O. Box 71, Culpeper, Virginia 22701.

Copies of the Company’s Annual Report on Form 10-K may also be obtained without charge from the Company’s web site at www.vfgi.net under “SEC Filings & Other Documents.”

OTHER MATTERS

Management knows of no other business to be brought before the Annual Meeting. Should any other business be properly presented for action at the meeting, the shares represented by the enclosed proxy will be voted by the persons named therein in accordance with their best judgment and in the best interests of the Company.

[X] Please mark your votes

as in this example.

FORM OF REVOCABLE PROXY

VIRGINIA FINANCIAL GROUP, INC.

ANNUAL MEETING OF SHAREHOLDERS

May 14, 2007

This Proxy is solicited on behalf of the Board of Directors.

The undersigned shareholder of Virginia Financial Group, Inc. (the Company) hereby appoints the Governance and Nominating Committee as proxy with full power to act alone, and with full power of substitution to represent the undersigned, and to vote all shares of the Company standing in the name of the undersigned as of March 15, 2007, at the Annual Meeting of Shareholders to be held Monday, May 14, 2007, at 10:00 a.m. at the DoubleTree Hotel, 990 Hilton Heights, Charlottesville, Virginia, or any adjournments thereof, on each of the following matters:

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of all director nominees in Proposal One and FOR approval of Proposal Two. If any other matter shall be brought before the meeting, the shares represented by this proxy will be voted in the discretion of the proxy agents.

(Continued and to be signed on Reverse Side)

Annual Meeting of Shareholders

VIRGINIA FINANCIAL GROUP, INC.

May 14, 2007

Please Detach and Mail in the Envelope Provided

1.    To elect four (4) Class III directors to serve until the 2010 Annual Meeting of Shareholders, or until their successors are elected and qualified, as instructed below.

Nominees:

Lee S. Baker

O. R. Barham, Jr.

P. William Moore, Jr.

Thomas F. Williams, Jr.

[ ] For	[ ] Withhold	[ ] For All Except

(Instruction:   To withhold authority to vote for any individual nominee, mark “For All Nominees Except” and write that nominee’s name on the space provided below.)

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2.    To ratify the appointment of Grant Thornton LLP as independent registered public accountants for the fiscal year ending December 31, 2007.

[    ] FOR     [    ] AGAINST     [    ] ABSTAIN

3.    To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Signature                                                                                                        Dated:                     ,

NOTE: Please sign your name(s) exactly as shown imprinted hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

[    ]  Please check this box if you plan to attend the meeting.

PLEASE ACT PROMPTLY

SIGN, DATE AND MAIL YOUR PROXY CARD TODAY

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